Exhibit 99.1


Station Casinos Announces Third Quarter Results and Declares Dividend


    LAS VEGAS--(BUSINESS WIRE)--Nov. 2, 2006--Station Casinos, Inc. (NYSE: STN; "Station" or the "Company") today announced the results of its operations for the third quarter ended September 30, 2006 and other Company-related news.

    Notable events include:

    -- Third quarter EBITDA (1) of $126.7 million, an increase of 8% over the prior year's third quarter.

    -- Net revenues from its Major Las Vegas Operations, excluding Green Valley Ranch, increased 28% from the prior year's third quarter.

    -- Adjusted for non-recurring items and development expenses, diluted earnings per share ("EPS") of $0.38 compared to $0.63 in the prior year's third quarter, a decrease of 40%.

    -- The opening of a portion of the Phase III expansion of Green Valley Ranch on October 3, 2006 and a portion of the Phase II expansion of Fiesta Henderson on August 17, 2006.

    -- Repurchasing approximately 2.6 million shares of the Company's common stock during the quarter at an average price of $55.79 per share.

    -- Declaring a quarterly cash dividend of $0.2875 per share payable on December 4, 2006 to shareholders of record on November 13, 2006.

    -- In the Gun Lake litigation, the Department of Justice filing a Notice with the District Court on October 27, 2006, indicating that the Department of Interior plans to take the 146-acre parcel of land, that is the subject of the litigation, into trust on January 5, 2007, if the plaintiffs do not seek injunctive relief or fail to persuade the court to issue any relief precluding the Department of Interior from doing so.

    Results of Operations

    The Company's net revenues for the third quarter ended September 30, 2006 were approximately $346.0 million, an increase of 25% compared to the prior year's third quarter. The Company reported EBITDA for the quarter of $126.7 million, an increase of 8% compared to the prior year's third quarter. This marks the 19th consecutive quarter of year-over-year growth of Adjusted EBITDA. For the third quarter, Adjusted Earnings (2) applicable to common stock were $21.7 million, or $0.38 per diluted share, compared to last year's $0.63 per diluted share on a comparable basis.

    During the third quarter, the Company incurred a $1.5 million loss on the disposition of certain assets primarily related to the cancellation of the residential project at Red Rock, $2.1 million in costs to develop new gaming opportunities, primarily related to Native American gaming and $0.4 million of other non-recurring costs. Including these items, the Company reported net income of $19.2 million and diluted earnings applicable to common stock of $0.34 per share.

    The Company's earnings from its Green Valley Ranch joint venture for the third quarter were $10.8 million, which represents a combination of the Company's management fee plus 50% of Green Valley Ranch's operating income. For the quarter, Green Valley Ranch generated EBITDA before management fees of $25.4 million, a 4% increase compared to the prior year's third quarter.

    Las Vegas Market Results

    For the third quarter, net revenues from the Major Las Vegas
Operations, excluding Green Valley Ranch, increased to $308.6 million, a 28% increase compared to the prior year's quarter, while EBITDA from those operations increased 4% to $102.1 million.

    Net revenues fell short of previously communicated guidance primarily as a result of a smaller than expected increase in spend per visit when compared to the previous quarter and due to greater than expected construction disruption at Santa Fe Station. Same store revenues, excluding Red Rock, for the quarter were down 1% year over year.

    The Company also reported lower EBITDA than previously communicated guidance. EBITDA was impacted by the "flow through" effect from the lower than expected revenues, lower margins at Red Rock, offset by lower corporate costs, primarily from a reduction in corporate level bonuses. Same store EBITDA, excluding Red Rock, was down 8% year over year, with about one half the shortfall caused by longer than expected construction disruption at Santa Fe.

    "Now that we have transitioned into more normalized operations, we are seeing positive results in our efforts to improve operating margins at Red Rock. We are pleased with the customer acceptance of Red Rock and net revenues for the quarter exceeded our initial internal projections," said Lorenzo J. Fertitta, vice chairman and president of the Company.

    Red Rock has already generated more EBITDA through the end of October than Green Valley Ranch generated in its first full year of operations. The Company believes Red Rock will now generate between $90 million and $95 million in EBITDA in its first year, or approximately an 11% return on the weighted average investment. "Assuming a similar progression in cash flows over time as we experienced at Green Valley Ranch, we are well on our way to achieving our stated return on investment goal of high teens to low twenties," said Fertitta.

    EBITDA and Adjusted Earnings are not generally accepted accounting principles ("GAAP") measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. EBITDA and Adjusted Earnings are further defined in footnotes 1 and 2, respectively.

    Balance Sheet Items and Capital Expenditures

    Long-term debt was $3.41 billion as of September 30, 2006. Total capital expenditures were $203.5 million for the third quarter. Expansion and project capital expenditures included $40.2 million for Phases I and II of Red Rock, $37.1 million for the expansion of Santa Fe Station, $27.2 million for the expansion of Fiesta Henderson and $47.0 million for the purchase of land. During the third quarter, the Company also purchased approximately 2.6 million shares of its common stock for approximately $142.5 million. As of September 30, 2006, the Company's debt to cash flow ratio, as defined in its bank credit facility, was 5.9 to 1.

    Gun Lake Tribe Management Contract

    On October 27, 2006, the Department of Justice filed a Notice with the District Court and sent a letter to the plaintiffs in the Gun Lake litigation indicating that the Department of the Interior plans to take the 146-acre parcel of land, which is the subject of the litigation, into trust on January 5, 2007, if the plaintiffs do not seek injunctive relief or fail to persuade the court to issue any relief precluding the Department of Interior from doing so. "This action by the Department of the Interior is a positive development that we believe could expedite the court's decision in the lawsuit that has unduly delayed this project," said Lorenzo Fertitta.

    Dividend

    The Company's Board of Directors has declared a quarterly cash dividend of $0.2875 per share. The dividend is payable on December 4, 2006 to shareholders of record on November 13, 2006.

    Stock Repurchases

    During the third quarter, the Company repurchased approximately
2.6 million shares of the Company's common stock at an average price of $55.79 per share. Since the beginning of the year, the Company has repurchased a total of 12.7 million shares of its common stock through a combination of open market purchases and an accelerated stock buyback program. The total cost of share repurchases completed in 2006 to date is approximately $880 million.

    Fiscal 2006 and 2007 Guidance

    The Company expects EBITDA for the fourth quarter of $133 million to $143 million, excluding development expense and other non-recurring items. This would result in EPS of $0.41 to $0.51 for the fourth quarter, assuming 57 million diluted shares outstanding. The fourth quarter guidance assumes revenue growth in the Major Las Vegas Operations, excluding Green Valley Ranch, of 25% to 30% over the prior year and an effective tax rate of 38.0%.

    The Company is also updating guidance for fiscal 2007. For fiscal 2007, the Company now expects EBITDA of approximately $610 million to $650 million which would result in EPS guidance of $2.00 to $2.43. This guidance assumes that the Phase II master-planned expansion of Red Rock opens in early 2007, and further assumes an effective tax rate of 38.0% and 58 million diluted shares outstanding.

    Conference Call Information

    The Company will host a conference call today, Thursday, November 2 at 12:00 p.m. (Eastern Time) to discuss its third quarter 2006 financial results and provide guidance for the remainder of 2006 and 2007. Those interested in participating in the call should dial (866) 633-6299 or (706) 679-5908 for international callers, approximately 10 minutes before the call start time. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company's website, www.stationcasinos.com (3). A replay of the call will be available from 4:00 p.m. (Eastern Time) on November 2, 2006, until 12:00 p.m. (Eastern Time) on November 14, 2006 at (800) 642-1687. The reservation number is 8563500.

    Company Information and Forward Looking Statements

    Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino, Gold Rush Casino and Lake Mead Lounge in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Barley's Casino & Brewing Company and The Greens in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

    This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and its Registration Statement on Form S-3ASR File No. 333-134936. All forward-looking statements are based on the Company's current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the "Investors" section of the Company's website at www.stationcasinos.com (3).

    Construction projects such as the master-planned expansions of Red Rock, Santa Fe Station, Fiesta Henderson and Green Valley Ranch entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.

    Development of the proposed gaming and entertainment projects with the Gun Lake Tribe, the Federated Indians of Graton Rancheria, the Mechoopda Indian Tribe of Chico Rancheria and the North Fork Rancheria of Mono Indians and the operation of Class III gaming at each of the projects is subject to certain governmental and regulatory approvals, including, but not limited to, approval of state gaming compacts with the State of Michigan or the State of California, the Department of the Interior completing the process of taking land into trust for the benefit of the tribes and approval of the management agreements by the National Indian Gaming Commission. No assurances can be given as to when, or if, these governmental and regulatory approvals will be received.

    (1) EBITDA consists of net income plus income tax provision, interest and other expense, loss on early retirement of debt, loss or gain on asset disposals, preopening expenses, lease terminations, other non-recurring costs, depreciation, amortization and development expense. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax provision, interest and other expense, loss on early retirement of debt, loss or gain on asset disposals, preopening expenses, lease terminations, other non-recurring costs, depreciation, amortization and, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income is included in the financial schedules accompanying this release.

    (2) Adjusted Earnings excludes development expense, preopening expenses, lease terminations, loss or gain on asset disposals, loss on early retirement of debt and other non-recurring costs. Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income. A reconciliation of Adjusted Earnings and EPS to GAAP net income and EPS is included in the financial schedules accompanying this release.

    (3) The hyperlink to the Company's URL is included herein solely for the convenience of investors in accessing the audio webcast of the third quarter conference call. All other references herein to the Company's URL are inactive textual references. None of the information contained on the Company's website shall be deemed incorporated by reference or otherwise included herein.


                        Station Casinos, Inc.
                Condensed Consolidated Balance Sheets
                        (amounts in thousands)
                             (unaudited)

                                            September 30, December 31,
                                                2006         2005
                                            ------------- ------------

Assets:
  Cash and cash equivalents                      $95,032      $85,552
  Receivables, net                                47,846       19,604
  Other current assets                            44,734       34,055
                                            ------------- ------------
    Total current assets                         187,612      139,211
  Property and equipment, net                  2,525,587    1,990,584
  Other long-term assets                         932,940      799,248
                                            ------------- ------------
    Total assets                              $3,646,139   $2,929,043
                                            ============= ============



Liabilities and stockholders' (deficit)
 equity:
  Current portion of long-term debt                 $483         $108
  Other current liabilities                      264,813      228,657
                                            ------------- ------------
    Total current liabilities                    265,296      228,765
  Revolving credit facility                    1,087,200      330,000
  Senior and senior subordinated notes         2,304,812    1,606,545
  Other debt                                      16,742        9,136
  Interest rate swaps, mark-to-market               (617)      (1,461)
  Other long-term liabilities                    163,853      125,244
                                            ------------- ------------
    Total liabilities                          3,837,286    2,298,229
  Stockholders' (deficit) equity                (191,147)     630,814
                                            ------------- ------------
    Total liabilities and stockholders'
     (deficit) equity                         $3,646,139   $2,929,043
                                            ============= ============


                        Station Casinos, Inc.
           Condensed Consolidated Statements of Operations
            (amounts in thousands, except per share data)
                             (unaudited)


                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                              ------------------- --------------------
                                2006      2005      2006       2005
                              --------- --------- ---------- ---------
Operating revenues:
  Casino                      $248,836  $206,412   $710,196  $613,321
  Food and beverage             57,637    35,789    152,784   109,341
  Room                          20,867    14,009     59,507    46,071
  Other                         19,894    14,159     51,728    38,209
  Management fees               24,299    24,028     74,183    70,930
                              --------- --------- ---------- ---------
     Gross revenues            371,533   294,397  1,048,398   877,872
  Promotional allowances       (25,565)  (18,060)   (68,169)  (54,107)
                              --------- --------- ---------- ---------
     Net revenues              345,968   276,337    980,229   823,765
                              --------- --------- ---------- ---------

Operating costs and expenses:
  Casino                        93,776    71,737    254,905   213,163
  Food and beverage             41,710    25,310    109,709    76,534
  Room                           8,584     5,159     21,967    15,726
  Other                          7,801     4,904     19,204    13,222
  Selling, general and
   administrative               64,872    46,076    167,652   134,449
  Corporate                     12,032    14,592     44,791    42,856
  Development                    2,104     2,047      6,785     6,749
  Depreciation and
   amortization                 36,859    26,053     93,886    75,523
  Preopening                      (211)    1,651     27,477     3,454
  Loss on asset disposals,
   net                           1,458     3,384        680     3,598
  Lease terminations                 -         -        500    11,654
                              --------- --------- ---------- ---------
                               268,985   200,913    747,556   596,928
                              --------- --------- ---------- ---------

Operating income                76,983    75,424    232,673   226,837
  Earnings from joint
   ventures                      9,044     8,956     30,884    28,356
                              --------- --------- ---------- ---------
Operating income and earnings
 from joint ventures            86,027    84,380    263,557   255,193
                              --------- --------- ---------- ---------

Other income (expense):
  Interest expense, net        (52,149)  (20,466)  (117,310)  (58,316)
  Interest and other expense
   from joint ventures          (1,842)   (1,473)    (4,890)   (5,299)
  Loss on early retirement of
   debt                              -      (600)         -    (1,278)
                              --------- --------- ---------- ---------
                               (53,991)  (22,539)  (122,200)  (64,893)
                              --------- --------- ---------- ---------

Income before income taxes      32,036    61,841    141,357   190,300
  Income tax provision         (12,807)  (22,881)   (54,213)  (70,091)
                              --------- --------- ---------- ---------
Net income                     $19,229   $38,960    $87,144  $120,209
                              ========= ========= ========== =========

Earnings per common share:
    Basic                        $0.35     $0.57      $1.47     $1.77
    Diluted                      $0.34     $0.56      $1.43     $1.73

Weighted average common
 shares outstanding
    Basic                       55,003    68,355     59,286    67,901
    Diluted                     56,712    69,772     61,099    69,302

Dividends paid per common
 share                           $0.29     $0.25      $0.79     $0.67


                        Station Casinos, Inc.
                       Summary Information and
                Reconciliation of Net Income to EBITDA
     (amounts in thousands, except occupancy percentage and ADR)
                             (unaudited)


                             Three Months Ended    Nine Months Ended
                                September 30,        September 30,
                             ------------------- ---------------------
                               2006      2005       2006       2005
                             --------- --------- ----------- ---------
 Major Las Vegas Operations
  (a):
 ---------------------------
 Net revenues                $308,617  $241,047    $868,593  $719,145

 Net income                   $22,791   $36,636     $89,124  $116,082
    Income tax provision       15,312    22,509      54,599    68,175
    Interest and other
     expense, net              29,554    14,246      66,760    41,414
    Depreciation and
     amortization              34,769    24,392      88,476    70,627
    Gain on asset disposals,
     net                           (2)      (31)       (407)     (179)
    Preopening expenses          (293)        -      27,135       147
                             --------- --------- ----------- ---------
 EBITDA                      $102,131   $97,752    $325,687  $296,266
                             ========= ========= =========== =========

 Green Valley Ranch (50%
  owned):
 ---------------------------
 Net revenues                 $61,728   $58,994    $191,823  $173,653

 Net income                   $13,492   $12,405     $45,915   $39,460
    Interest and other
     expense, net               5,350     5,805      17,260    17,285
    Depreciation and
     amortization               6,309     5,627      18,412    16,389
    Preopening expenses           286         -         286         -
    Loss on asset disposals,
     net                            -         -          25     1,159
    Lease terminations              -       600           -     1,632
                             --------- --------- ----------- ---------
 EBITDA                       $25,437   $24,437     $81,898   $75,925
                             ========= ========= =========== =========

 Major Las Vegas
 Operations including
 Green Valley Ranch:
 ---------------------------
 Net revenues                $370,345  $300,041  $1,060,416  $892,798

 Net income                   $36,283   $49,041    $135,039  $155,542
    Income tax provision       15,312    22,509      54,599    68,175
    Interest and other
     expense, net              34,904    20,051      84,020    58,699
    Depreciation and
     amortization              41,078    30,019     106,888    87,016
    Preopening expenses            (7)        -      27,421       147
    (Gain) loss on asset
     disposals, net                (2)      (31)       (382)      980
    Lease terminations              -       600           -     1,632
                             --------- --------- ----------- ---------
 EBITDA                      $127,568  $122,189    $407,585  $372,191
                             ========= ========= =========== =========

 Total Station Casinos, Inc.
  (b):
 ---------------------------
 Net income                   $19,229   $38,960     $87,144  $120,209
    Income tax provision       12,807    22,881      54,213    70,091
    Interest and other
     expense, net              53,991    21,939     122,200    63,615
    Depreciation and
     amortization              36,859    26,053      93,886    75,523
    Development expense         2,104     2,047       6,785     6,749
    Preopening expenses          (211)    1,651      27,477     3,454
    Preopening expenses at
     Green Valley Ranch
     (50%)                        143         -         143         -
    Loss on asset disposals,
     net                        1,458     3,384         680     3,598
    Other non-recurring
     costs                        363         -         363         -
    Lease terminations              -       300         500    12,470
    Loss on early retirement
     of debt                        -       600           -     1,278
                             --------- --------- ----------- ---------
 EBITDA                      $126,743  $117,815    $393,391  $356,987
                             ========= ========= =========== =========

 Occupancy percentage              94%       96%         96%       97%
 ADR                              $71       $57         $71       $61


(a) Includes the wholly owned properties of Red Rock (since April 18,
     2006), Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b) Includes the Major Las Vegas Operations, Wild Wild West, Wildfire, Magic Star, Gold Rush, the Company's earnings from joint ventures, management fees and corporate expense.


                        Station Casinos, Inc.
              Reconciliation of GAAP Net Income and EPS
                     to Adjusted Earnings and EPS
            (amounts in thousands, except per share data)
                             (unaudited)


                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------ -------------------
                                  2006     2005      2006      2005
                                --------- -------- --------- ---------

Adjusted Earnings (a):
Net income                       $19,229  $38,960   $87,144  $120,209
  Development expense              1,368    1,331     4,411     4,387
  Preopening expenses               (137)   1,073    17,860     2,245
  Loss on asset disposals            948    2,200       442     2,339
  Lease terminations                   -      195       325     8,105
  Loss on early retirement of
   debt                                -      390         -       831
  Preopening expenses at Green
   Valley Ranch (50%)                 93        -        93         -
  Other non-recurring costs          236        -       236         -
                                --------- -------- --------- ---------
Adjusted Earnings                $21,737  $44,149  $110,511  $138,116
                                ========= ======== ========= =========

Adjusted basic earnings per
 common share (a):
Net income                         $0.35    $0.57     $1.47     $1.77
  Development expense               0.03     0.02      0.07      0.07
  Preopening expenses                  -     0.02      0.30      0.03
  Loss on asset disposals           0.02     0.03      0.01      0.03
  Lease terminations                   -        -      0.01      0.12
  Loss on early retirement of
   debt                                -     0.01         -      0.01
  Preopening expenses at Green
   Valley Ranch (50%)                  -        -         -         -
  Other non-recurring costs            -        -         -         -
                                --------- -------- --------- ---------
Adjusted basic earnings per
 common share                      $0.40    $0.65     $1.86     $2.03
                                ========= ======== ========= =========

Weighted average common shares
 outstanding - basic              55,003   68,355    59,286    67,901


Adjusted diluted earnings per
 common share (a):
Net income                         $0.34    $0.56     $1.43     $1.73
  Development expense               0.02     0.02      0.07      0.07
  Preopening expenses                  -     0.02      0.29      0.03
  Loss on asset disposals           0.02     0.03      0.01      0.03
  Lease terminations                   -        -      0.01      0.12
  Loss on early retirement of
   debt                                -        -         -      0.01
  Preopening expenses at Green
   Valley Ranch (50%)                  -        -         -         -
  Other non-recurring costs            -        -         -         -
                                --------- -------- --------- ---------
Adjusted diluted earnings per
 common share                      $0.38    $0.63     $1.81     $1.99
                                ========= ======== ========= =========

Weighted average common shares
 outstanding - diluted            56,712   69,772    61,099    69,302


(a) All dollar and per share amounts are shown net of tax.


    CONTACT: Station Casinos, Inc., Las Vegas
             Glenn C. Christenson, 800-544-2411 or 702-495-4242
             Executive Vice President/Chief Financial Officer/ Chief Administrative Officer or
             Thomas M. Friel, 800-544-2411 or 702-495-4210
             Vice President of Finance/Controller
             or
             Lori B. Nelson, 800-544-2411 or 702-495-4248
             Director of Corporate Communications